Exhibit 99.1
United Components Reports Results of Operations for
Fourth Quarter 2005
EVANSVILLE, IN March 21, 2006 - United Components, Inc. (“UCI”) today announced revenue of $236.7 million for the quarter ended December 31, 2005. Revenue for the quarter, as reported, was adjusted downward by $14.0 million to reflect an increase in the company’s warranty reserves. Before this adjustment, revenue was $250.7 million, an increase of 5.2% over the year-ago quarter, with increases in all sales channels except heavy duty.
Net loss for the quarter was $17.6 million, including the effect of the revenue adjustment referenced above, as well as $18.8 million in one time, non-cash charges, primarily related to impairment write downs of a trademark, software assets and property and equipment. For the fourth quarter of 2004, net income was $2.8 million.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $28.0 million for the fourth quarter, compared with $30.2 million for the year-ago quarter.
“We were pleased with our sales performance this quarter and, as expected, our overall performance was affected by continuing higher operating costs, particularly raw materials,” said Bruce Zorich, Chief Executive Officer of UCI. “As we exit 2005, we expect the investment we’ve made in revenue and profitability initiatives throughout the year to lead to a successful 2006.”
The company launched several initiatives in 2005 to improve its future performance in light of higher material and operating costs. These initiatives include selected price increases in steel-related products, targeted new business opportunities, and operational enhancements to reduce operating costs and inventory while improving customer fulfillment.
For the full year 2005, revenue was $1,008.8 million, reflecting the $14.0 million downward adjustment discussed above. Before this adjustment, revenue was $1,022.8 million for the year, flat with the prior year. Net loss was $4.5 million for 2005, including the revenue adjustment and one-time charges previously discussed, compared to net income of $30.8 million for 2004. EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $114.9 million for 2005 and $138.5 million for 2004.

UCI generated $18.3 million in cash during the fourth quarter, ending the year with $26.2 million in cash. As of December 31, 2005, the company’s debt stood at $443 million, down from $581 million in June 2003 when the acquisition occurred.
Acquisition Announcement
On March 9, UCI and ASC Industries, Inc. announced that UCI had agreed to acquire the capital stock of water pump manufacturer ASC. As announced, the transaction values ASC at $154.7 million, including assumption of certain debt, and also calls for UCI to pay ASC stockholders an additional $4 million in purchase price following the acquisition based upon the achievement of certain operational objectives. Completion of the transaction is subject to regulatory approval and other customary closing conditions.
UCI believes that the acquisition is important strategically for UCI, as it will combine the rapidly growing ASC product line with the long-established and well-respected line of Airtex water pumps. In addition, with ASC’s 15-year presence in China, the transaction will immediately provide a proven global sourcing and manufacturing platform for UCI in this increasingly competitive worldwide marketplace.
ASC has grown rapidly over the last several years, reaching revenue of $105.6 million and $15.7 million of adjusted EBITDA, calculated on a basis consistent with that used by UCI.
UCI anticipates that the combination of ASC and Airtex will produce a unique global sourcing, manufacturing and flexible delivery platform. UCI expects significant synergy savings with this platform and believes that it can achieve annual EBITDA savings of $10 to $12 million within two years of the integration.
UCI plans to fund the acquisition through an amendment to its existing senior credit facilities, including additional borrowings of approximately $135 million. UCI’s total debt to EBITDA leverage ratio stood at approximately 3.9x as of December 31, 2005. UCI expects that its pro forma leverage following the acquisition will be approximately 4.3x, comparable to the leverage for UCI in June 2003 when the company was acquired by the Carlyle Group.
Conference Call
The company will host a conference call to discuss its results and performance on Wednesday, March 22, at 11:00 a.m. Eastern Standard Time (EST). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (641) 297-7667.

A replay of the call will be available from March 23, 2006, for a ninety-day period, at www.ucinc.com. Click on the UCINC 4th Quarter Results button.

About United Components, Inc
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Charlie Dickson, Chief Financial Officer (812) 867-4726
Dave Barron, (812) 867-4727
(continued on next page)

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
December 31,
(in thousands)

	2005	2004
Assets

Current assets
Cash and cash equivalents	$26,182	$11,291
Accounts receivable, net	259,619	238,581
Inventories, net	183,186	188,212
Deferred tax assets	26,295	18,578
Other current assets	22,123	12,188

Total current assets	517,405	468,850

Property, plant and equipment, net	194,600	216,849
Goodwill	166,559	166,559
Other intangible assets, net	87,197	94,229
Deferred financing costs, net	6,177	7,686
Pension and other assets	12,904	12,772

Total assets	$984,842	$966,945

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$109,912	$91,505
Short-term borrowings	261	1,267
Current maturities of long-term debt	12	228
Accrued expenses and other current liabilities	96,064	67,808

Total current liabilities	206,249	160,808

Long-term debt, less current maturities	442,274	456,674
Pension and other postretirement liabilities	49,623	53,141
Deferred tax liabilities	4,380	6,430
Other long-term liabilities	1,970	1,972

Total liabilities	704,496	679,025

Shareholder’s equity	280,346	287,920

Total liabilities and shareholder’s equity	$984,842	$966,945

United Components, Inc.
Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$236,655	$238,336	$1,008,843	$1,026,665
Cost of sales	202,621	195,610	823,914	813,864

Gross profit	34,034	42,726	184,929	212,801

Operating expenses
Selling and warehousing	17,575	16,902	72,967	72,725
General and administrative	11,519	9,610	47,035	44,010
Amortization of acquired intangible assets	1,116	1,566	5,888	6,834
Asset impairments and other costs (a)	18,771	—	21,530	—

Operating income (loss)	(14,947)	14,648	37,509	89,232

Other income (expense)
Interest expense, net	(9,622)	(9,360)	(36,467)	(36,047)
Management fee expense	(500)	(500)	(2,000)	(2,000)
Miscellaneous, net	(791)	429	(1,114)	723

(Loss) income before income taxes	(25,860)	5,217	(2,072)	51,908
Income tax expense (benefit)	(8,233)	2,420	2,456	21,079

Net income (loss)	$(17,627)	$2,797	$(4,528)	$30,829

(a)	Includes:	(in millions)
	Fourth Quarter
	Impairment of a trademark	$8.1
	Impairment of software and related charges	5.1
	Impairment of property and equipment of a foreign subsidiary	5.5
	Second and Third Quarters
	Write-down of assets related to the abandonment of a foreign subsidiary	2.8

		$21.5

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Year ended December 31,
	2005	2004

Net cash provided by operating activities	$62,819	$78,365

Cash flows from investing activities:
Final Acquisition purchase price payment	—	(8,000)
Capital expenditures	(32,186)	(44,815)
Proceeds from sale of property, plant and equipment	369	2,011

Net cash used in investing activities	(31,817)	(50,804)

Cash flows from financing activities:
Issuances of debt	—	967
Debt repayments	(16,254)	(65,688)
Shareholder’s equity contribution	516	1,735

Net cash used in financing activities	(15,738)	(62,986)

Effect of exchange rate changes on cash	(373)	586

Net increase (decrease) in cash and cash equivalents	14,891	(34,839)

Cash and cash equivalents at beginning of year	11,291	46,130

Cash and cash equivalents at end of year	$26,182	$11,291

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
The calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA as used in the credit agreement for UCI’s senior credit facilities. This Adjusted EBITDA is used to measure compliance with covenants of that agreement such as interest coverage. (The amounts presented below are for all of UCI. The actual amounts used to measure compliance to the credit agreement covenants may differ in that under certain circumstances the results of certain foreign subsidiaries are excluded.)
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.
Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2005					2004
					Full	Full
	Q1	Q2	Q3	Q4	Year	Year
Net income (loss)	$2.7	$4.4	$6.0	$(17.6)	$(4.5)	$30.8

Interest expense, net	8.8	8.8	9.2	9.7	36.5	36.0

Income tax expense (benefit)	1.8	4.8	4.1	(8.2)	2.5	21.1

Depreciation	8.3	8.2	7.9	7.9	32.3	35.3

Amortization of intangibles	1.5	1.6	1.7	1.9	6.7	6.9

EBITDA	23.1	27.8	28.9	(6.3)	73.5	130.1

One-time or unusual items:

— Product line relocations, facilities upgrades and consolidations, severance, other	0.8	1.4	—	0.4	2.6	1.7

— Asset impairments and other costs (see note to Income Statement)	—	2.2	0.6	18.7	21.5	—

— Warranty reserves	—	—	—	14.0	14.0	—

— Slow moving/obsolete inventory reserve	—	—	—	—	—	2.8

— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules	—	—	—	—	—	0.5

Non-cash charges (primarily pension)	0.2	0.1	0.3	0.7	1.3	1.4

Management fee	0.5	0.5	0.5	0.5	2.0	2.0

Adjusted EBITDA	$24.6	$32.0	$30.3	$28.0	$114.9	$138.5

Schedule B
Reconciliation of Net Income to EBITDA and Adjusted EBITDA for 2004
(dollars in millions)

	2004
					Full
	Q1	Q2	Q3	Q4	Year

Net income	$7.5	$10.2	$10.3	$2.8	$30.8

Interest expense, net	9.6	9.0	8.1	9.3	36.0

Income tax expense	5.1	6.8	6.8	2.4	21.1

Depreciation	9.0	8.7	8.9	8.7	35.3

Amortization of intangibles	1.9	1.8	1.6	1.6	6.9

EBITDA	33.1	36.5	35.7	24.8	130.1

One-time or unusual items:

— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules	0.5	—	—	—	0.5

— Slow moving / obsolete inventory reserve	—	—	—	2.8	2.8

— Product line relocations, facilities upgrades and consolidations, patent disputes, other	—	—	—	1.7	1.7

Non-cash charges (primarily pension)	—	0.7	0.3	0.4	1.4

Management fee	0.5	0.5	0.5	0.5	2.0

Adjusted EBITDA	$34.1	$37.7	$36.5	$30.2	$138.5